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                                                                     EXHIBIT 2.1


CUSTOM SALES AGREEMENT
BASE AGREEMENT
International Business Machines Corporation
281 Winters Street
Waltham, MA 02254
Signature Copy
Agreement No.  X0723
Customer: Genesis Microchip, Inc.  200 Town Centre Blvd.    Suite 400
          Markham, Ontario, Canada L3R 8G5

This Custom Sales Agreement, which consists of this Base Agreement and Statement of Work Attachments, shall be referred to as the "Agreement". The term of this Agreement commences on March 9, 1998 and expires on March 8, 2001.

By signing below, the parties each agree to be bound by the terms and conditions of this Agreement and the initial Statement of Work, Attachment No. 1, and no additional signature on the initial Statement of Work is required. Subsequent Statement of Work Attachments under this Agreement must be signed by the parties to become effective.

Upon signature by both parties, it is agreed this Agreement constitutes the complete and exclusive agreement between them superseding any prior agreements, written or oral, relating to the subject matter notwithstanding anything contained in any document issued by either party. This Agreement may not be amended or modified except by a written amendment signed by both parties.

The parties expressly acknowledge that they have received and are in possession of a copy of any referenced item which is not physically attached to the Agreement and any such item will be treated as if attached.

Accepted and Agreed To:

Genesis Microchip, Inc.
By: /s/ Peter Dakin
Name:  Peter Dakin
Title:  V. P. of Manufacturing Operations
Date:  March 16, 1998

International Business Machines Corporation
By: /s/ Peter Hansen
Name:  Peter Hansen
Title:  V. P. of North America Sales
Date:  April 2, 1998


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1.0 DEFINITIONS Capitalized terms in this Agreement have the following meanings.
An Attachment may define additional terms; however, those terms apply only to that Attachment.

1.1 "Item" shall mean any part, specification, design, document, report, data or the like which Customer delivers to IBM under this Agreement.

1.2 "Product" shall mean production units to be sold or purchased under this Agreement. Products shall not include Prototypes.

1.3 "Prototype" shall mean a preliminary version of a Product which may or may not be functional, is intended for internal use and testing and not for resale, and is not suitable for production in commercial quantities.

1.4 "Purchase Order Lead Time" shall mean the required minimum amount of time between IBM's receipt of the purchase order issued by Customer and the requested shipment date necessary to accommodate manufacturing cycle time.

1.5 "Related Company" of a party hereunder shall mean a corporation, company or other entity which controls or is controlled by such party or by another Related Company of such party, where control means ownership or control, direct or indirect, of more than fifty (50) percent of: (i) the outstanding voting shares or securities (representing the right to vote for the election of directors or managing authority), or (ii) the ownership interests representing the right to make decisions for such a corporation, company or other entity (as the case may be in partnership, joint venture or unincorporated association having no outstanding shares or securities). However, any such corporation, company or other entity shall be deemed to be a Related Company of such party only so long as such ownership or control exists.

1.6 "Service" shall mean any manufacturing activity or design, or engineering work IBM performs.

1.7 "Shipment Date" shall mean IBM's estimated date of shipment.

2.0 AGREEMENT STRUCTURE

2.1 This Agreement consists of: (i) the Base Agreement which defines the basic terms and conditions of the relationship between the parties; and (ii) Attachments which specify the details of a specific work task. An Attachment may include additional or differing terms and conditions, however such terms and conditions apply only to that Attachment. Attachments also include any specification documents agreed to by the parties applicable to the specific work under that Attachment.

2.2 If there is a conflict among the terms and conditions of the various documents, Attachment terms and conditions govern.

2.3 Purchase orders will be used to convey information only and any terms and conditions on those are void and replaced by this Agreement.

2.4 Either party may include its Related Companies under this Agreement by written agreement with the other party.

3.0 ORDER AND DELIVERY

3.1 Customer shall order Products and Services by issuing written purchase orders, which are subject to acceptance by IBM. Purchase orders for Products must be received by IBM in advance, with at least the Purchase Order Lead Time specified in the applicable Attachment.

3.2 Products will be shipped to Customer FOB plant of manufacture, except for Products shipped outside the United States which will be shipped EXWORKS (as defined in ICC INCOTERMS 1990).


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3.3 Title to the Products and risk of loss shall pass to the Customer upon delivery to the carrier for shipment to the Customer.

4.0 CANCELLATION AND RESCHEDULING

4.1 [***]

4.2 Customer may cancel or reschedule an order for Products and/or Services only upon prior written notice to IBM. In the event of a cancellation or reschedule which exceeds the rescheduling rights set forth in an applicable Attachment, Customer shall pay the quoted price for Products and/or Services delivered or ready for shipment and the cancellation charges set forth in the applicable Attachment.

4.3 Customer agrees that if Customer decreases the total quantity of an order that has a unit price based on an agreed to quantity Customer will pay an applicable higher unit price for previous shipments and for new shipments.

5.0 PAYMENT

5.1 Prices for Products and Services shall be as set forth in an applicable Attachment. IBM shall invoice Customer after the Products have been shipped or the Services provided. Payment by the Customer will be due within thirty (30) days from the date of invoice. Late payment of invoices will be assessed a charge equal to the lesser of one and one-half percent (1.5%) per month or the statutorily maximum rate of interest in accordance with the laws of the State of New York. In addition, if Customer's account balance exceeds its credit limit with IBM, or becomes delinquent, IBM may stop shipments to Customer or ship to Customer on a prepaid basis until the account is current again.

6.0 TERMINATION

6.1 If either party materially breaches a term of this Base Agreement or an Attachment, the other party may, at its option, terminate this Agreement or any or all Attachments provided the party in breach is given written notice and fails to cure such breach within 30 days or immediately in the event of (i) insolvency, dissolution or liquidation by or against either party, (ii) any assignment of either party's assets for the benefit of creditors, (iii) any act or omission of an act by a party demonstrating its inability to pay debts generally as they become due, (iv) any transfer of substantially all of either party's business or assets to a third party, or (v) if IBM has a reasonable basis to believe any of the Items infringe intellectual property rights.

6.2 [***]

6.3 If Customer terminates this Agreement or an Attachment, IBM will fill all applicable previously accepted purchase orders for Products, but IBM shall not be obligated to accept further applicable purchase orders after receiving notice.

6.4 This Base Agreement will continue after its termination or expiration with respect to any Attachments already in place until they expire, are terminated or completed. Provided that no monies are due IBM, applicable Items shall be disposed of as directed by Customer in writing at Customer's expense after a termination or expiration.

7.0 CONFIDENTIAL INFORMATION

7.1 With the exception of prices and quantities of Products and/or Services hereunder, no information exchanged between the parties shall be considered confidential and/or proprietary to either party, or to any third party except as may be specified pursuant to Section 7.2 below.

7.2 In the event IBM or Customer needs to disclose specific confidential information to the other in order for IBM to furnish Products and/or Services hereunder, such information shall be disclosed only pursuant to the terms of a confidential information exchange agreement executed by the parties.


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8.0 LICENSE

8.1 [***]

9.0 TRADEMARK

9.1 Nothing in this Agreement grants either party any rights to use the other party's trademarks or trade names, directly or indirectly, in connection with any product, service, promotion, or to make any publication or publicity without prior written approval of the other party or owner.

10.0 INTELLECTUAL PROPERTY AND INDEMNIFICATION

10.1 IBM agrees to indemnify Customer against damages assessed against Customer as a result of a final judgment of a court of competent jurisdiction holding that any Product sold or Service provided by IBM to Customer hereunder infringes a patent or copyright of a third party in any country in which IBM sells or provides similar products or services, up to the amount paid by Customer for Products or Services provided hereunder; PROVIDED THAT Customer (1) promptly notifies IBM, in writing, of the charge of infringement; or (2) allows IBM to control and cooperates with IBM in the defense and any related settlement action; and (3) upon the written request of IBM (a) allows IBM to modify or replace the Product, or (b) returns the Product to IBM for a credit equal to Customer's purchase price for the Product, provided Customer has followed generally accepted accounting principles. Such indemnification does not apply to a claim of infringement involving any Product sold or Service provided by IBM to Customer which has been modified by Customer, used in combination with any product not sold by IBM to Customer, or made, modified or provided by IBM in compliance with Customer's specification(s). Customer agrees to indemnify IBM against all damages and costs resulting from such a claim of infringement. The foregoing states the entire obligation and exclusive remedy of IBM and Customer regarding any claim of patent or copyright infringement relating to any Product sold or Service provided hereunder.

10.2 Customer warrants that it is the originator, rightful owner or licensee of all Items supplied to IBM hereunder and that to the best of Customer's knowledge no part of such Items infringes any intellectual property rights.

11.0 LIMITATION OF LIABILITY

11.1 Neither party shall be entitled to indirect, incidental, consequential or punitive damages, including lost profits based on any breach or default of the other party, including those arising from infringement or alleged infringement of any patent, trademark, copyright, mask work, or any other intellectual property.

11.2 Except for nonpayment, no action, regardless of form, arising from this Agreement may be brought by either party more than one (1) year after the cause of action has arisen. IBM's liability for any and all causes of action shall be limited in the aggregate to the greater of: (1) $50,000.00 or (2) the applicable IBM price to Customer for the specific Products and/or Services that caused the damages or that are the subject matter of, or directly related to, the cause of action.

11.3 The limitation of Section 11.2 does not apply to: (1) payments referred to in Section 10.1 and (2) damages for bodily injury (including death) and damage to real property and tangible personal property caused by IBM's negligence.

11.4 Under no circumstances is IBM liable for any of the following: (A) third party claims against Customer for losses or damages other than those in 11.3(1) and (2) above; or (B) loss of, or damage to, Customer's or another parties' records or data; or (C) when the Products and/or Services are used in conjunction with medical devices or nuclear materials.

12.0 WARRANTIES

12.1 [***]


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12.2 THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR
IMPLIED, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OR USAGE FOR PARTICULAR PURPOSE.

12.3 No course of dealing, course of performance, usage of trade, or description of Product, Prototype or Service shall be deemed to establish a warranty, express or implied.

12.4 If Customer claims that any Products and any incidental Services are nonconforming, Customer shall (1) promptly notify IBM, in writing, of the basis for such nonconformity; (2) follow IBM's instructions for the return of the Products; and (3) return such Products freight collect to IBM's designated facility. If IBM determines the Products are nonconforming, IBM will, at its option, repair or replace the defective Products, or issue a credit or rebate for the purchase price.

12.5 IBM's sole liability and Customer's sole remedy for breach of warranty shall be limited as stated in this Section 12.

13.0 TAXES

13.1 IBM shall bill Customer for all applicable sales, use and gross receipts taxes, unless Customer provides IBM with appropriate exemption certificates.

14.0 NOTICES

14.1 All communications and notices between the parties concerning this Agreement shall be given to the appropriate individual listed in the applicable Attachment and shall be deemed sufficiently made on the date if given by personal service, sent via mail, facsimile or electronic data interchange. Communication by facsimile or electronic data interchange is acceptable as a "writing". The autographs of representatives of the parties, as received by facsimile or electronic data interchange, shall constitute "original" signatures.

15.0 INDEPENDENCE OF ACTION

15.1 Each party agrees that this Agreement will not restrict the right of either party to enter into agreements with other parties for same or similar work, or to make, have made, use, sell, buy, develop, market or otherwise transfer any products or services, now or in the future, so long as confidential information is not disclosed. IBM shall not sell, market or otherwise transfer to any third party any Products using the trademark or trade name of Customer without prior written consent.

16.0 UTILIZATION OF PRODUCTS

16.1 [***]

17.0 GENERAL

17.1 Neither party shall be responsible for failure to fulfill its obligations under this Agreement due to fire, flood, war or other such cause beyond its reasonable control and without its fault or negligence (excluding labor disputes or payment obligations) provided it promptly notifies the other party.

17.2 The substantive laws of the State of New York govern this Agreement without regard to conflict of law principles. Both parties agree to waive their right to a jury trial in any dispute arising out of this Agreement and agree any action concerning this Agreement shall be brought in a court of competent jurisdiction in the State of New York. The prevailing party in any legal action hereunder shall be entitled to reimbursement by the other party for its expenses, including without limitation, reasonable attorney's fees.


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17.3 Customer may not assign its rights or obligations without the prior written consent of IBM.

17.4 No delay or failure by either party to act in the event of a breach or default hereunder shall be construed as a waiver of that or any subsequent breach or default of any provision of this Agreement.

17.5 If any part, term or provision of this Agreement is declared unlawful or unenforceable, by judicial determination or performance, the remainder of this Agreement shall remain in full force and effect.

17.6 Any terms of this Agreement which by their nature extend beyond expiration or termination of this Agreement shall remain in effect until fulfilled and shall bind the parties and their legal representatives, successors, heirs and assigns.

17.7 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.8 Each party will comply, at its own expense, with all applicable federal, state and local laws, regulations and ordinances including, but not limited to, the regulations of the U.S. Government relating to export and re-export. Customer agrees that it is responsible for obtaining required government documents and approvals prior to export and re-export of any commodity, machine, software or technical data.

17.9 The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

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              Semiconductor Contract Manufacturing Attachment No. 1
                        Custom Sales Agreement No. X0723


When signed by the parties below, the following Statement of Work shall be incorporated into Custom Sales Agreement No. X0723 as Attachment No. 1 effective on March 9, 1998. Attachments are governed by the terms and conditions of the Base Agreement.


                                Statement of Work
                  CUSTOM SEMICONDUCTOR MANUFACTURING TASK ORDER
[***]


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[***] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.